EXPENSE CAP/REIMBURSEMENT AGREEMENT, AS AMENDED

     This Agreement is entered into as of the 26th day of February, 1999, as amended June 15, 1999 between
Target Holdings Corporation d/b/a/ Target Investors
(the "Adviser") and Grand Prix Funds, Inc. (the
"Company") on behalf of the Grand Prix Fund (the
"Fund").

     WHEREAS, the Adviser has previously voluntarily agreed to reduce its advisory fee and/or reimburse the Fund for certain operating expenses to the extent necessary to cap the Fund's total operating expenses at a certain level.

     WHEREAS, the Adviser now desires to contractually agree to waive a portion of its advisory fee or reimburse certain of the Fund's operating expenses to ensure that the Fund's total operating expenses do not exceed the level described below.

     NOW THEREFORE, the parties agree as follows:

     The Adviser agrees that until February 29, 2000, it will reduce its compensation as provided for in the Investment Advisory Agreement between the Fund and the Adviser dated December 31, 1997, and/or assume expenses for the Fund to the extent necessary to ensure that the Fund's Class A shares total operating expenses do not exceed 1.72%, on an annual basis of the Fund's Class A average daily net assets. Further, the Adviser agrees that from February 29, 2000 until February 28, 2002, it will reduce its compensation and/or assume expenses for the Fund to the extent necessary to ensure that the Fund's Class A shares total operating expenses do not exceed 1.75%, on an annual basis of the Fund's Class A shares total operating expenses.

     The Adviser shall be entitled to recoup such amounts for a period of up to three (3) years from the date the Adviser reduced its compensation and/or assumed expenses for the Fund.

     This Agreement shall terminate on February 26,
2002 unless extended by the mutual agreement of the parties, as provided for in an amendment to this Agreement.


                              TARGET HOLDINGS CORPORATION d/b/a
                              TARGET INVESTORS



                              By: /s/ Robert Zuccaro
                                 ---------------------------
                                  Robert Zuccaro, President


                              GRAND PRIX FUNDS, INC.



                              By: /s/ Robert Zuccaro
                                 ---------------------------
                                  Robert Zuccaro, President